EXHIBIT 4.4

CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE $2.0145, 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A, PAR VALUE $.01 PER SHARE, OF INTELECT COMMUNICATIONS SYSTEMS LIMITED, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR THE BYE-LAWS OF THE CORPORATION.

                            ------------------------
                                 Pursuant to the
                          Bye - Laws of the Corporation
                            ------------------------

            The undersigned, Herman M. Frietsch, Chief Executive Officer of INTELECT COMMUNICATIONS SYSTEMS LIMITED, a company with limited liability organized and existing under the laws of Bermuda (hereinafter called the "Corporation"), DO HEREBY CERTIFY that the Board of Directors of the Corporation duly adopted the following resolution on May 30, 1997:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Memorandum of Association and the Bye-Laws of the Corporation, this Board of Directors hereby creates a series of Preferred Stock, par value US$.01 per share, of the Corporation, to consist of 10,000,000 shares of such Preferred Stock, and this Board of Directors hereby fixes the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows (the "Designation"):

                                 I. DESIGNATION

            1.01 The Designation of the series of Preferred Stock created by this resolution shall be "$2.0145, 10% Cumulative Convertible Preferred Stock, Series A" (hereinafter called the "Series A Preferred Stock").

                 II. CASH DIVIDENDS ON SERIES A PREFERRED STOCK

            2.01 The holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Corporation's Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of the Series A Preferred Stock at the rate of $0.20145 per annum per share, payable quarterly on December 31, March 31, June 30 and September 30, in each year, commencing September 30, 1997 (accrued from the date of original issue). Such dividends shall be cumulative from the date of original issue of such shares. Each such dividend shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. Dividends in arrears on the Series A Preferred Stock shall accrue interest at the dividend rate payable on the Preferred Stock.

            2.02 If dividends are not paid in full or declared in full and sums set apart for the payment thereof upon the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series A Preferred Stock and such other Preferred Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series A Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series A Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends shall be declared or paid or set aside for payment or other distribution made upon the common stock, par
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value $.01 per share, of the Corporation (the "Common Stock"), or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or liquidation rights, nor shall any Common Stock, or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Corporation or any subsidiary of the Corporation (except by conversion into stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and liquidation rights).

            2.03 The terms "dividends accrued" or "dividends in arrears" whenever used herein with reference to the Preferred Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such Preferred Stock.

            2.04 Dividends payable on the Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

            2.05 At the option of the Corporation, dividends payable on the Series A Preferred Stock may be paid in Common Stock in an amount equivalent to the accrued dividend, converted into shares of Common Stock at the average closing market bid price for the five (5) consecutive trading days prior to the date the dividend is otherwise payable, provided that the Common Stock is, at the dividend payment date, be listed with a national exchange, including the NASDAQ National Market System.

              III. OPTIONAL REDEMPTION OF SERIES A PREFERRED STOCK

            3.01 The Series A Preferred Stock will be redeemable at the option of the Corporation by a duly adopted resolution of its Board of Directors, at any time in whole or from time to time in part, subject to the limitations set forth below, at the following redemption prices per share plus, in each case, all dividends accrued and unpaid on the Series A Preferred Stock up to the date fixed for redemption, upon giving notice as provided hereinbelow; provided, however, that the Corporation may not redeem any shares of Series A Preferred Stock prior to June 1, 1999.

If redeemed during the twelve month
Period Beginning June 1,                     Price
------------------------                     -----
1999                                         110% of the face amount, $2.0145
2000                                         105%  "
thereafter                                   100%  "

            3.02 If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined PRO RATA.

            3.03 At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series A Preferred Stock, a written notice shall be mailed to each holder of record of shares of Series A Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the "Redemption Date"), and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price) all dividends on the shares of

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Series A Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election the Corporation, prior to the Redemption Date, may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of the shares of Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital, surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Dallas, State of Texas, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such stock, in which case such notice to holders of the Series A Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). From and after the making of such deposit, the shares of Series A Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever, and the rights of the holders of such shares shall be limited to the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the redemption date), without interest, upon surrender of the certificates representing the same to the Corporation at said office of such bank or trust company. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such Series A Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation, after which the holders of the Series A Preferred Stock shall have no further interest in such moneys.

            3.04 Shares of the Series A Preferred Stock retired pursuant to the provisions of this ARTICLE III shall not be reissued.

                                IV. VOTING RIGHTS

            4.01 The holders of the Series A Preferred Stock shall not, except as required by law or as set forth herein, have any right or power to vote on any question or in any proceeding at any meeting of stockholders, provided that holders of the Series A Preferred Stock shall receive notice of, and be entitled to representation at any such meeting. On any matters on which the holders of the Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

            4.02 In case at any time the equivalent of three (3) or more full quarterly dividends (whether consecutive or not) on any series of Preferred Stock shall be in arrears, then during the period (hereinafter in this SECTION
4.02 called the "Class Voting Period") commencing with such time and ending with the time when all arrears in dividends on all Preferred Stock shall have been paid and the full dividend on all Preferred Stock for the then current quarterly dividend period shall have been paid or declared and set apart for payment, at a meeting called by the holders of the Series A Preferred Stock Corporation held for the election of directors during the Class Voting Period, the holders of a majority of the outstanding shares of Series A Preferred Stock represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other classes of stock of the Corporation, to elect two directors of the Corporation (or such greater number constituting not less than 35% of the number of Directors authorized), each share of Series A Preferred Stock entitling the holder thereof to one vote for each Director.

            4.03 Any director who shall have been elected by holders of Series A Preferred Stock or by any director so elected as herein contemplated, may be removed at any time during a Class Voting Period, either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Series A Preferred Stock given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such Class Voting Period by the holders of Series A Preferred Stock, present in person or represented by proxy at such meeting. Any director to be elected by the Board of Directors of the Corporation to replace a director elected by holders of Series A Preferred Stock, or elected by a director as in this sentence provided, and who dies, resigns, or otherwise ceases to be a director shall, except as otherwise provided in the preceding sentence, be elected by the remaining director theretofore elected by the holders of Series A Preferred Stock. At the end of the

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Class Voting Period the holders of Series A Preferred Stock shall be automatically divested of all voting power vested in them under this SECTION
4.03 but subject always to the subsequent vesting hereunder of voting power in the holders of Series A Preferred Stock in the event of any similar cumulated arrearage in payment of quarterly dividends occurring or defaults thereafter. The term of all directors elected pursuant to the provisions of this SECTION
4.03 shall in all events expire at the end of the Class Voting Period.

            4.04 The holders of the Series A Preferred Stock shall not, except as required by law or as set forth herein, have any right or power to vote on any question or in any proceeding at any meeting of stockholders, to:

                  (i) "solicit" proxies with respect to Voting Securities under any circumstances or become a "participant" in any "election contest" relating to the election of directors of the Corporation, as such terms are defined in Regulation 14A under the 1934 Act, as amended or induce or attempt to induce any other person to do any of the foregoing; or

                  (ii) assist any other person to acquire or affect control of the Corporation.

         V. PRIORITY OF SERIES A PREFERRED STOCK IN EVENT OF DISSOLUTION

            5.01 In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of Two and 1.45/100 dollars ($2.0145) in cash for each share of Series A Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of the Common Stock, or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of any series of Preferred Stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock shall be insufficient to permit the payment in full to the holders of all such series of Preferred Stock of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of all series of the Preferred Stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

            5.02 For purposes of this ARTICLE V, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up, or reorganization of the Corporation immediately followed by reincorporation of another successor corporation or
(iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; PROVIDED, THAT in each case, effective provision is made in the certificate of incorporation, memorandum of association or by-laws of the resulting and surviving corporation or otherwise for the protection and continuation of the rights of the holders of Series A Preferred Stock.

                   VI. CONVERSION OF SERIES A PREFERRED STOCK

            6.01 Holders of shares of Series A Preferred Stock will have the right, exercisable at any time after August 31, 1997 , except in the case of shares of Series A Preferred Stock called for redemption as provided above, to convert such shares of Preferred Stock into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the conversion rate of One (1.00) share of Common Stock for each share of Series A Preferred Stock so converted, subject to adjustment as described below. In the case of shares of Series A Preferred Stock called for redemption, conversion rights will expire at the close of business on the tenth day preceding the redemption date. No payment or adjustment for accrued dividends on the Series A Preferred Stock is to be made on conversion. However, if a share of Series A Preferred Stock (other than a share of Series A Preferred Stock called for redemption within such period) is converted between the record date with respect to any dividend payment and the next succeeding dividend payment date, such share of Series A Preferred Stock must be accompanied by funds equal to the dividend payable on such dividend payment date on the Series A Preferred Stock so converted.

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            6.02 Any holder of shares of the Series A Preferred Stock electing to convert such shares or any portion thereof shall deliver the certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert endorsed on such certificates fully completed and duly executed. The conversion right with respect to any such shares of the Series A Preferred Stock shall be deemed to have been exercised at the date upon which the certificates therefor with such notice of election duly executed shall have been so delivered, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon said date.

            6.03 No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at one time by the same holder the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any share or shares of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the last sales price (or the quoted closing bid price if there were no sales) per share of Common Stock on the principal exchange on which the Common Stock is listed on the business day next preceding the date of conversion, or, if the Common Stock is not then listed on an exchange, the closing sales price (or the quoted closing bid price if there were no sales) as reported by the National Association of Securities Dealers Automated Quotation System on the business day next preceding the date of conversion. In the absence of one or more such quotations, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

            6.04 If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. The holder, however, shall pay any such tax which is due because the shares are issued in a name other than the name of such holder.

            6.05 The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the shares of Series A Preferred Stock, and shall increase from time to time, the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all Series A Preferred Stock at the time outstanding. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares of Common Stock upon conversion of the shares of Series A Preferred Stock, the Corporation will comply with all applicable Federal and State securities laws and will list such shares on each securities exchange on which the Common Stock is listed.

            6.06 The conversion rate in effect at any time shall be subject to adjustment as follows (no consent to the actions underlying such adjustment, intended or implied):

                  (i) In case the Corporation shall (i) pay a dividend on Common Stock in Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior thereto shall be adjusted retroactively as provided below so that the number of shares of Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date therefor) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as

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determined in accordance with the provisions of sub-paragraph (iv) below) at the record date therefor the number of shares of Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the current market price per share of Common Stock (as determined in accordance with the provisions of sub-paragraph
(iv) below). Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

                  (iii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) shares of capital stock (other then Common Stock), evidences of its indebtedness or assets (excluding cash dividends) or rights to subscribe (excluding those referred to in paragraph (ii) above), then in each such case the number of shares of Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of outstanding shares of Common Stock multiplied by the current market price per share of Common Stock (as determined in accordance with the provisions of sub-paragraph (iv) below) on the date of such distribution and of which the denominator shall be the number of outstanding shares of Common Stock multiplied by such current market price per share of Common Stock, less the fair market value (as determined by the independent auditors of the Corporation, whose determination shall be conclusive, and described in a statement filed with the transfer agent for the Series A Preferred Stock) of the capital stock, assets or evidences of indebtedness so distributed or of such subscription rights. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  (iv) For the purpose of any computation under sub-paragraphs
(ii) and (iii) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the day in question. The closing price for each day shall be the reported last sale price or, in case no such reported sale takes place on such day, the reported closing bid price, in either case, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the shares are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the closing bid price as furnished by any member of the National Association of Securities Dealers, Inc. or any comparable organization selected from time to time by the Corporation for that purpose.

                  (v) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the rate then in effect; PROVIDED, HOWEVER, that any adjustments which by reason of this sub-paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                  (vi) In the event that, at any time as a result of an adjustment made pursuant to subparagraph (i) or (iii) above, the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) through (v) of this paragraph, and the other provisions of this
ARTICLE VI with respect to the Common Stock shall apply on like terms to any such other shares.

                  (vii) Whenever the conversion rate is adjusted, as herein provided, the Board of Directors of the Corporation shall certify the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted conversion rate to be mailed to each registered holder of Series A Preferred Stock. In the event any holders of the Series A Preferred Stock challenge the determination of fair market price, such value shall be determined by a firm of

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independent certified public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) for which the costs shall be divided between the Corporation and such holders.)

            6.07 If any of the following events occur, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock) or (iii) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation; then the Corporation or such successor or purchasing corporation, as the case may be, shall provide in its Certificate of Incorporation (or analogous document) that each share of Series A Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of each such share of Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such Certificate of Incorporation (or analogous document) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The Corporation shall cause notice of the execution of any such event contemplated by this paragraph to be mailed to each holder of Series A Preferred Stock as soon as practicable. The above provisions of this paragraph shall similarly apply to successive reclassifications, consolidations, mergers and sales.

            6.08 The Corporation at any time may reduce the conversion price (or increase the conversion rate), temporarily or otherwise, by any amount but in no event shall such conversion price be less than the par value of the Common Stock at the time such reduction is made. Whenever the conversion price is reduced pursuant to this paragraph, the Corporation shall mail to the holders a notice of the reduction. The Corporation shall mail the notice at least 15 days before the date the reduced conversion price (or increased conversion rate) takes effect. The notice shall state the reduced conversion price (or increased conversion rate) and the period it will be in effect. A reduction of the conversion price (or increase in conversion rate) does not change or adjust the conversion price otherwise in effect for purposes of SECTION 6.06 PARAGRAPH (VI) AND (VII).

                    VII. RANKING OF SERIES A PREFERRED STOCK

            7.01 With regard to rights to receive dividends and distributions upon dissolution of the Corporation, the Series A Preferred Stock shall rank senior in rank and prior to all other stock of the Corporation outstanding at the time of issuance of the Series A Preferred Stock.

                                VIII. PREEMPTION

            8.01 The Series A Preferred Stock shall carry a right of preemption for New Securities as follows: "New Securities" shall mean any Common Stock of the Corporation, whether now authorized or not, and rights, options or warrants to purchase said capital stock, and debt or equity securities of any type whatsoever that are, or may become, convertible into said Common Stock; provided, however, that for purposes of this SECTION 8.01, the term "New Securities" does not include securities issued in Excluded Financings. "Excluded Financings" mean (i) non-convertible debt or non-convertible preferred stock financings of any type, (ii) underwritten public offerings of Common Stock,
(iii) private financings (taking into account all material aspects thereof such as conversion price, issuance price and any warrants issued in connection therewith) which are consummated at a price at least equal to the then-current Market Price of the Common Stock (which for the purposes of this Section 8.01, shall be the average closing market bid price for the Common Stock for the five
(5) consecutive trading days preceding the date in question), (iv) project financings, (v) bank financings and (vi) any capital stock of the Corporation issued pursuant to warrants or other rights issued prior to the date hereof,
(vii) the issuance, sale, exercise or conversion or grant of options to purchase Common Stock pursuant to any of the Corporation's employee stock option, compensation, bonus or incentive plans or otherwise, and (viii) the issuance or sale of any equity or debt securities used in acquisitions by the Corporation of operating assets or stock of entities to be owned and operated by the Corporation or a Subsidiary.

            8.02 In the event the Corporation issues any New Securities , then the holders of the Series A Preferred Stock shall be entitled to purchase from the Corporation in cash for the same per share consideration at which such New Securities are issued in such financing (or the per share price at which a share of the New Securities is acquirable upon exercise or conversion of options, warrants or other rights to Common Stock ("Common Stock Equivalents") that are issued in such financing) and the Corporation shall be obligated to issue to such holders that additional number of shares of Common Stock which, when added to the number of shares of Common Stock then held by the holders, plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares held by holders thereof, will represent a percentage of the number of Common Stock immediately after such issuance that is the same as the percentage of the number of Common Stock outstanding immediately before such issuance represented by the number of Common Stock held by Coastal, in each case including Common Stock Equivalents, plus the number of Common Stock issuable upon conversion of the Preferred Shares held by Coastal. The preemptive rights granted under this SECTION VIII shall not include (i) non-convertible debt or non-convertible preferred stock financings of any type; (ii) any capital stock of the Corporation issued pursuant to warrants or other rights issued prior to the date hereof, (iii) the issuance, sale, exercise or conversion or grant of options to purchase Common Stock pursuant to any of the Corporation's employee stock option, compensation, bonus or incentive plans or otherwise, and (iv) the issuance or sale of any equity or debt securities used in acquisitions by the Corporation of operating assets or stock of entities to be owned and operated by the Corporation or a Subsidiary.

            8.03 For the purposes of this SECTION VIII, the per share consideration with respect to the issuance of Common Stock will be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the issuance of Common Stock Equivalents, the per share consideration will be determined by dividing the maximum number of Common Stock issuable with respect to such Common Stock Equivalents into the total aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the minimum aggregate amount of additional consideration received by the Corporation upon the conversion or exercise of such Common Stock Equivalents. In connection with the sale or issuance of Common Stock for non-cash consideration, the amount of consideration will be the fair market value of such consideration as determined in good faith by the Board of Directors of the Corporation.

                             IX. REGISTRATION RIGHTS

            9.01 DEMAND REGISTRATION (i) At any time and from time to time, but in no event earlier than June 1, 1998, a holder or holders, holding in the aggregate at least ten percent (10%) of the issued and outstanding Series A Preferred Shares, may make a written demand upon the Corporation to file, within sixty (60) days after such written demand is made, with the US Securities and Exchange Commission a registration statement covering all of the authorized, issued and outstanding Series A Preferred Stock (the "Registration Statement"). The Corporation shall cause such Registration Statement to become effective as soon as practicable and to cause all of the (i) the Series A Preferred Stock and
(ii) any Preferred Stock issued or issuable at any time or from time to time in respect of the Series A Preferred Stock upon a conversion, stock split, stock dividend, recapitalization or other similar event involving the Corporation (collectively "Registrable Securities" ) to be qualified in such state jurisdictions as the holders may request.

                  (ii) The demand registration rights provided in this Section shall be subject to the following limitations:

                        (a) If, upon receipt of any request for registration of Registrable Securities the Corporation is then engaged by a reputable and nationally or regionally recognized investment banking firm regarding a good faith proposed registered public offering of Shares of Common Stock, then the Company shall give notice of such negotiations to all holders of unregistered securities of the Corporation within ten (10) days of the date upon which the Corporation received such holder's request and the Corporation shall not, for sixty (60) days after giving such notice to such holders, be required to undertake a required registration of the Registrable Securities pursuant to this
Section in response to such holder's request; provided, however, that if such registration statement of such proposed public offering is not filed within sixty (60) days after the Corporation gives such notice to holders of the Registrable Securities, the Corporation shall respond to the holder's request for registration of Registrable Securities and, unless otherwise required by the provisions of this Section, register such Registrable Securities, no later than twenty (20) days after the expiration of such sixty (60) day period and as provided herein;

                        (b) The filing of a Registration Statement covering the Registrable Securities shall be in compliance with all applicable statutes, rules and regulations of all applicable government authorities and of every exchange on which the Capital Stock of the Company is listed; and

                        (c) The Corporation shall only be required to file a Registration Statement if the holders of the Registrable Securities are not otherwise reasonably able to transfer the Registrable Securities pursuant to an exemption from registration under applicable federal and state securities laws.

                        (d) The Corporation shall be entitled to require that a holder or holders of Registrable Securities refrain from effecting any public sales or distributions of the Registrable Securities for a period not to exceed ninety (90) days if the board of directors of the Corporation reasonably determines that such public sales or distributions would interfere in any material respect with any transaction involving the Corporation and for which the holder or holders has declined a right of first refusal or of preemption granted by the Corporation. The Corporation shall be required to lift such restrictions regarding effecting public sales or distributions of the Registrable Securities as soon as reasonably practicable

            9.02  PIGGYBACK REGISTRATION.

                  (i) Subject to the terms hereof, if at any time or from time to time the Corporation or any shareholder of the Corporation shall determine to register any of its securities (except for registration statements relating to employee benefit plans or exchange offers), either for its own account or the account of a security holder, the Corporation will promptly give to the holders of Registrable Securities written notice thereof not less than 30 days prior to the filing of any registration statement; and include in such registration (and any related qualification under blue sky laws or other compliance), and in the underwriting involved therein, if any, such Registrable Securities as such holders may request in a writing delivered to the Corporation within twenty (20) days after the holders' receipt of written notice.

                  (ii) The holders of Registrable Securities may participate in any number of registrations until all of the shares held by holders of Registrable Securities have been distributed pursuant to a registration or until the shares are transferable pursuant to Rule 144 under the Securities Act.

                  (iii) If any registration statement is an underwritten public offering, the right of holders of Registrable Securities to registration pursuant to this Section shall be conditioned upon each such holder's participation in such reasonable underwriting arrangements as the Corporation shall make regarding the offering, and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein. Holders of Registrable Securities and all other shareholders proposing to distribute their securities through such underwriting shall (together with the Corporation and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Corporation. Notwithstanding any other provision of this Section 9.02, if the managing underwriter concludes in its reasonable judgment that the number of shares to be registered for selling shareholders (including the holders of Registrable Securities) would materially adversely effect such offering, the number of shares to be registered, together with the number of shares of Preferred Stock or other securities held by other shareholders proposed to be registered in such offering, shall be reduced on a pro rata basis based on the number of shares proposed to be sold by the holders of Registrable Securities as compared to the number of Shares proposed to be sold by all shareholders. If any holder of Registrable Securities disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter, delivered not less than 10 days before the effective date. The Registrable Securities excluded by the managing underwriter or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred twenty (120) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

            9.03 EXPENSES OF REGISTRATION. All Registration Expenses shall be borne by the Company. Unless otherwise stated herein, all Selling Expenses relating to securities registered on behalf of the holders of Registrable Securities shall be borne by the holders of Registrable Securities.

            9.04  INDEMNIFICATION.

                  (i) To the extent permitted by law, the Corporation will indemnify each holder of Registrable Securities, each of its officers and directors and partners, and each person controlling such holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to the extent such expenses, claims, losses, damages or liabilities arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other similar document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Corporation of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Corporation in connection with any such registration, qualification or compliance, and the Corporation will reimburse each holder of Registrable Securities, each of its officers and directors and partners, and each person controlling each holder of Registrable Securities, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained herein shall not apply to amounts paid in settlement of any claim, loss, damage, liability or expense if settlement is effected without the consent of the Corporation (which consent shall not unreasonably be withheld); provided, further, that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Corporation by a holder of Registrable Securities, such controlling person or such underwriter specifically for use therein; provided, however, that the indemnity contained herein shall not apply to amounts paid in settlement of any claim, loss, damage, liability, or expense if settlement is effected without the consent of such holder of Registrable Securities (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, insofar as the foregoing indemnity relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the final prospectus filed with the Commission pursuant to the applicable rules of the Commission or in any supplement or addendum thereto, the indemnity agreement herein shall not inure to the benefit of any underwriter if a copy of the final prospectus filed pursuant to such rules, together with all supplements and addenda thereto, was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act.

                  (ii) To the extent permitted by law, each holder of Registrable Securities will, if securities held by such holder are included in the securities as to which such registration, qualification or compliance is being effected pursuant to terms hereof, indemnify the Corporation, each of its directors and officers, each underwriter, if any, of the Corporation's securities covered by such a registration statement, each person who controls the Corporation or such underwriter within the meaning of Section 15 of the Securities Act, and each other person selling the Corporation's securities covered by such registration statement, each of such person's officers and directors and each person controlling such persons within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) by such holder of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such holder of Registrable Securities of any rule or regulation promulgated under the Securities Act applicable to holders of Registrable Securities and relating to action or inaction required of holders of Registrable Securities in connection with any such registration, qualification or compliance, and will reimburse the Corporation, such other persons, such directors, officers, persons, underwriters or control persons for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by such holder of Registrable Securities specifically for use therein; provided, however, that the indemnity contained herein shall not apply to amounts paid in settlement of any claim, loss, damage, liability or expense if settlement is effected without the consent of such holder of Registrable Securities (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the liability of such holder of Registrable Securities under this Subsection shall be limited in an amount equal to the net proceeds from the sale of the Shares sold by such holder of Registrable Securities, unless such liability arises out of or is based on willful conduct by such holder of Registrable Securities. In addition, insofar as the foregoing indemnity relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the final prospectus filed pursuant to applicable rules of the Commission or in any supplement or addendum thereto, the indemnity agreement herein shall not inure to the benefit of the Corporation or any underwriter, if a copy of the final prospectus filed pursuant to such rules, together with all supplements and addenda thereto, was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act.

                  (iii) Notwithstanding the foregoing SECTIONS (I) AND (II), each party entitled to indemnification under this Section (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or as to which the Indemnifying Party is asserting separate or different defenses, which defenses are inconsistent with the defenses of the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall consent to entry of any judgment or enter into any settlement without the consent of each Indemnifying Party.

                  (iv) If the indemnification provided for in this Section is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Corporation on the one hand and all shareholders offering securities in the offering (the "Selling Security Holders") on the other from the offering of the Corporation's securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Corporation on the one hand and the Selling Security Holders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Corporation on the one hand and the Selling Security Holders on the other shall be the net proceeds from the offering (before deducting expenses) received by the Corporation on the one hand and the Selling Security Holders on the other. The relative fault of the Corporation on the one hand and the Selling Security Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation or by the Selling Security Holders and the parties' relevant intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Corporation and the Selling Security Holders agree that it would not be just and equitable if contribution pursuant to this Section were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions hereof. Notwithstanding the provisions of this Section, no Selling Shareholder shall be required to contribute any amount or make any other payments under this Agreement which in the aggregate exceed the proceeds received by such Selling

Shareholder. No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                 X. LIMITATIONS

            10.01 So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of Series A Preferred Stock, voting as a class, (a) create, authorize or issue any class or series of stock ranking either as to payment of dividends or distribution of assets prior to the Series A Preferred Stock; or (b) change the preferences, rights or powers with respect to the Series A Preferred Stock so as to affect such stock adversely; but nothing herein contained shall require such a class vote or consent (i) in connection with any increase in the total number of authorized shares of common stock, or
(ii) in connection with the authorization or increase of any class or series of stock ranking junior to or on a parity with the Series A Preferred Stock; PROVIDED, HOWEVER, that no such vote or written consent of the holders of the Series A Preferred Stock shall be required if, at or prior to the time when the issuance of any such stock ranking prior to the Series A Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all shares of Series A Preferred Stock at the time outstanding, and further provided, that the provisions of this ARTICLE IX shall not in any way limit the right and power of the Corporation to issue the presently authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

            IN WITNESS WHEREOF, INTELECT COMMUNICATIONS SYSTEMS LIMITED has caused this certificate to be made under the seal of the Corporation, signed by its Chairman and attested by its Assistant Secretary this 30 day of May 1997.

                                    INTELECT COMMUNICATIONS SYSTEMS LIMITED

(Corporate Seal)

                                    By: /s/ HERMAN M. FRIETSCH
                                          Herman M. Frietsch
                                          Chairman and  Chief Executive Officer
Attest:


/s/ ROBERT C.  BEASELY
Robert C.  Beasely
Assistant Secretary

THE STATE OF TEXAS                  ss.
                                    ss.
COUNTY OF HARRIS                    ss.

            BE IT REMEMBERED, that on this 30 day of May 1997, personally came before me, a Notary Public, Herman M. Frietsch and Robert C. Beasely, the Chief Executive Officer and Secretary respectively, of INTELECT COMMUNICATIONS SYSTEMS LIMITED a corporation organized under the laws of Bermuda, the corporation described in and which executed the foregoing certificate, known to me personally to be such, and they, the said as such Chief Executive Officer and the Chief Financial Officer, duly executed said certificate before me and acknowledged the said certificate to be their act and deed and the act and deed of said corporation, and that the facts stated therein are true; that the signatures of the said President and of the said Secretary of said corporation to said foregoing certificate are in the handwriting of the said Chief Executive Officer and the Chief Financial Officer, of said corporation, respectively, and that the seal affixed to said certificate is the common or corporate seal of said corporation.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.


                                          Notary Public,
                                          State of Texas

      [Notary Seal]                       My commission expires: